Exhibit 99.1

Wenda Harris Millard Joins VeriFone Board of Directors

SAN JOSE, Calif. - Sept. 26, 2012 - VeriFone Systems, Inc. (NYSE: PAY) today announced that Wenda Harris Millard, president and chief operating officer of MediaLink LLC, was named to VeriFone's board of directors. She will also join the company's compensation committee.

“Wenda Harris Millard is a seasoned executive with more than 30 years in publishing, advertising and online media and will be a valuable resource as VeriFone continues to expand activities of its payment-enabled media businesses,” said VeriFone CEO Douglas G. Bergeron.

One of the early pioneers of internet advertising, Millard was a key driver at DoubleClick, Ziff Davis, Yahoo!, and Martha Stewart Living Omnimedia before assuming her current role with MediaLink, an advisory firm that provides critical counsel and strategic direction to the media, marketing, advertising, entertainment and technology industries.

“VeriFone's innovative media solutions spanning retail, taxi and gas pumps are spurring new, highly targeted and measurable opportunities for marketing and advertising to the consumer during payment transactions in which they are naturally actively engaged,” Millard said. “I'm looking forward to contributing to VeriFone's growth and to working with the other directors and executive team on strategic direction.”

Millard has served on multiple boards, including True North, Martha Stewart Living Omnimedia, Context Web and, currently, Millennial Media. She has also been chairman of the Internet Advertising Bureau and a board member of the James Beard Foundation.

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Additional Resources:
ir.verifone.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 for VeriFone Systems, Inc.
This press release includes certain forward-looking statements related to VeriFone Systems, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on VeriFone management's current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the forward-looking statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of VeriFone Systems, Inc. These risks and uncertainties include: customer acceptance and adoption of our products and services, our ability to protect against fraud, the status of our relationship with and condition of third parties upon whom we rely in the conduct of our business, our dependence on a limited number of customers, uncertainties related to the conduct of our business internationally, our dependence on a limited number of key employees, short product cycles, rapidly changing technologies and maintaining competitive leadership position with respect to our payment solution offerings. For a further list and description of such risks and uncertainties, see our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. VeriFone is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.
About VeriFone Systems, Inc. (www.verifone.com)
VeriFone Systems, Inc. (“VeriFone”) (NYSE: PAY) is the global leader in secure electronic payment solutions. VeriFone provides expertise, solutions and services that add value to the point of sale with merchant-operated, consumer-facing and self-service payment systems for the financial, retail, hospitality, petroleum, government and healthcare vertical markets. VeriFone solutions are designed to meet the needs of merchants, processors and acquirers in developed and emerging economies worldwide.

Editorial Contact:
Pete Bartolik
VeriFone Media Relations
Tel: +1-508-283-4112
Email: pete_bartolik@verifone.com